EXHIBIT 10.1

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT (the "Third Amendment") is made and entered into as of February 27, 2014 (the “Third Amendment Effective Date”), by and between Exponent Realty, LLC, a Delaware limited liability company ("Landlord"), and Geron Corporation, a Delaware corporation ("Tenant"). Capitalized terms set forth herein and not otherwise expressly defined shall have the meaning set forth in the Lease.

RECITALS

A.	Landlord and Tenant are parties to that certain Office Lease Agreement dated February 29th, 2012 (the "Lease") , the First Amendment dated January 10, 2014 (the “First Amendment”), and the Second Amendment dated January 31st, 2014 (the “Second Amendment).Collectively, the Lease, First Amendment and Second Amendment are referred to herein as the “Lease”. Pursuant to the Lease, Landlord has leased to Tenant (i) space currently containing approximately 30,174 rentable square feet as set forth on EXHIBIT A to the Lease (the "Premises") on the second floor of the building, known as suites 2020, 2044, 2055, 2069 and 2070, located at 149 Commonwealth Dr., Menlo Park, CA 94025 (the "Building").

B.	The Lease by its terms is due to expire on July 12, 2014, ("Termination Date"), and the parties now desire to extend the term of the Lease, change the rental rate, reduce the rentable area, provide a tenant improvement allowance and include one option to extend the lease term, all on the following terms and conditions.

AGREEMENT

     NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Rentable Area (approximate). The Rentable Area set forth in section C.2 a. of the BASIC LEASE PROVISIONS shall be changed upon the Amendment Term Commencement Date to read:

C.2.a. 23,946 rentable square feet, suites known as 2020, 2070 and 2118. Tenant will vacate the suites commonly referred to as 2044, 2055 and 2069 containing 6,372 rentable square feet, no later than midnight on July12th, 2014.

2.	Amendment Term. The Lease Term set forth in section C.3 of the BASIC LEASE PROVISIONS is hereby amended to add the Amendment Term, as follows:

C.3. Amendment Term: Eighteen (18) Months and nineteen (19) days commencing on the commencement date of July 13, 2014 and ending on January 31, 2016 (the “Expiration Date”), as such term may be extended or sooner terminated as provided in the Lease

3.	Commencement Date. The Commencement Date set forth in section C.4 of the BASIC LEASE PROVISIONS is hereby changed to add the Amendment Term Commencement Date:

C.4. Amendment Term Commencement Date: July 13, 2014

4.	Tenant’s Building Percentage. The Tenant’s Building Percentage set forth in section C.5 of the BASIC LEASE PROVISIONS shall be changed upon the Amendment Term Commencement Date to read:

C.5. Fifteen and fifty eight hundredth percent (15.58%)

5.	Base Rent. The Base Rent set forth in section C.6 of the BASIC LEASE PROVISIONS shall be changed upon the Amendment Term Commencement Date to read:

C.6. Three Dollars and Ten cents ($3.10) per rentable square foot per month full service (or $74,232.60 monthly)

6.	TI Allowance. The Tenant Improvement Allowance set forth in section C.12 of the BASIC LEASE PROVISIONS shall be changed upon the Amendment Term Commencement Date to read:

C.12. Tenant Improvements made prior to the Third Amendment Effective Date shall be reimbursed as provided for in Paragraph 5.A.(iii) of the Lease (Tenant Improvement Allowance Reimbursement) and the Tenant Improvement Work Letter attached as Exhibit C to the Lease Agreement by July 12, 2014 and no further amounts shall be due by Tenant with respect to such Tenant Improvements. Any Tenant Improvements made on or after the Third Amendment Effective Date shall be reimbursed as provided for in Paragraph 5.A.(iii) of the Lease (Tenant Improvement Allowance Reimbursement) and Exhibit C Tenant Improvement Work Letter attached hereto.

7.	Option To Extend. The Conditions to Exercise of Options set forth in Paragraph 4. E.(i) and 4.E.(ii) of the Lease shall be changed upon the Amendment Term Commencement Date to read:

4. E.(i) Conditions to Exercise of Lease. Provided that Tenant is not in Default under this Lease at the time of exercise of the option to extend or at the commencement of the extension term, Tenant shall have the right to extend the Term of the Lease for one additional period of eighteen (18) months (Extension Term) commencing on February 1, 2016.

4.E.(ii) Notice of Exercise. If Tenant elects to extend this lease for the Extension Term, Tenant shall deliver written notice (“Exercise Notice”) of its exercise to Landlord not earlier than 180 days and not less than 150 days. Prior to the Extension Term Expiration Date. Tenant’s Failure to deliver the Exercise Notice in a timely manner shall be deemed a waiver of Tenant’s rights to extend the Term of this Lease.

8.	Rent.

8.1	Paragraph 5.A of the Lease is hereby amended to delete the first two sentences, which read:

“Tenant shall pay the First Month's Base Rent by the Commencement Date. Notwithstanding the foregoing, the parties acknowledge and agree that under that certain Office Lease Agreement dated May 1, 2007 by and between the parties (the "2007 Lease"), Tenant has previously paid in full all rent due with respect to Suite 2070 up to and including July 31, 2012. Accordingly, no Base Rent shall be due under this Lease by Tenant with respect to Suite 2070 from the Commencement Date up to and including July 31, 2012.”

8.2	Paragraph 5.D.(i) of the Lease is hereby amended to delete the last sentence, which read:

“The Extension Term Initial Monthly Base Rent shall increase by three percent (3%) on an annual basis.”

9.	Operating Expenses. The Operating Expense set forth in Paragraph 15.B (vii) of the Lease shall be changed upon the Amendment Commencement Date to read as follows:

(vii) A management fee of no more than three percent (3%) of annual actual operating expenses generated by the Project (which management may be provided either by Landlord, affiliates of Landlord and/or by third parties) (the “Management Fee”),

10.	Right of First Offer. The Right of First Offer set forth in Paragraph 47 of the Lease is hereby deleted in its entirety.

11.	Tenant Improvements Work Letter. The Tenant Improvements Work Letter attached to the LEASE as Exhibit C shall be deleted in its entirety upon the Amendment Commencement Date and replaced with Exhibit C attached hereto.

12.	Amendment Commencement Date Memorandum. The parties shall execute an Amendment Commencement Date Memorandum, in the form attached hereto as EXHIBIT B, setting forth the Amendment Commencement Date and Expiration Date.

13.	Miscellaneous.

13.1.	This Third Amendment, which is hereby incorporated into and made a part of the Lease, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any further Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, except as specifically set forth in this Third Amendment. Tenant may disclose the terms and conditions of the Lease, as amended by this Third Amendment, if required by applicable law which shall include the requirements of the United States Securities and Exchange Commission.

13.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

13.3	In the case of any inconsistency between the provisions of the Lease and this Third Amendment, the provisions of this Third Amendment shall govern and control.

13.4	Submission of this Third Amendment by Landlord is not an offer to enter into this Third Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Third Amendment until Tenant and Landlord have executed this Third Amendment and Landlord has delivered the same to Tenant.

13.5.	Tenant hereby represents to Landlord that Tenant has dealt with no real estate brokers or agents in connection with this Third Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such real estate brokers or agents (collectively, the "Landlord Related Parties") harmless from all claims of any real estate brokers or agents claiming to have represented Tenant in connection with this Third Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no real estate brokers or agents in connection with this Third Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such real estate brokers or agents (collectively, the "Tenant Related Parties") harmless from all claims of any real estate brokers or agents claiming to have represented Landlord in connection with this Third Amendment.

13.6.	Each signatory of this Third Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.

LANDLORD:

EXPONENT REALTY, L.L.C.,
a Delaware limited liability company

Date:	2/27/14	By:	/s/ Richard L. Schlenker
		Name:	Richard L. Schlenker

		Title:	Executive Vice President and
Chief Financial Officer

TENANT:

GERON CORPORATION,
A Delaware corporation

Date:	2/27/14	By:	/s/ John A. Scarlett
		Name:	John A. Scarlett
		Title:	CEO

EXHIBIT A

PREMISES

CONFIDENTIAL
This document contains information that is legally priveleged, confidential, and/or exempt from disclosure to any third party. It is only intended for the person(s) or entities to which it was sent. Dissemination, distribution, publication, or reproduction of information contain herein is strictly prohibited.

Please shred any discarded pages.

Geron - 23,946 RSF

Exponent

2nd Floor Tenant Plan

NOT TO SCALE

N

EXHIBIT B

COMMENCEMENT DATE MEMORANDUM

LANDLORD:	EXPONENT REALTY, LLC, a Delaware limited liability company

TENANT:	GERON CORPORATION, a Delaware corporation

LEASE EFFECTIVE
DATE:

PREMISES:	149 Commonwealth Drive, Suite 2070,
Menlo Park, California 94025

Pursuant to Paragraph 11 of the Third Amendment, the Commencement Date is hereby established as July 13, 2014 and the Expiration Date is established as January 31, 2016

LANDLORD:

EXPONENT REALTY, LLC,
a Delaware limited liability company

By: Exponent, Inc., a Delaware corporation, its sole
member and manager

By:
Richard L. Schlenker,
Executive Vice President and
Chief Financial Officer

TENANT:

GERON CORPORATION,
a Delaware corporation

By:

Its:

EXHIBIT C
TENANT IMPROVEMENTS
WORK LETTER

Landlord and Tenant agree as follows:

     1. General.

          (a) The purpose of this Work Letter is to set forth how the interior improvements in the Premises (the “Initial Installations”) are to be constructed, who will do the construction of the Initial Installations, who will pay for the construction of the Initial Installations, and the estimated time schedule for completion of the construction of the Initial Installations.

          (b) Except as defined in this Work Letter to the contrary, all terms utilized in this Work Letter shall have the same meaning as the defined terms in the Lease.

          (c) The terms, conditions and requirements of the Lease, except where clearly inconsistent with or inapplicable to this Work Letter, are incorporated into this Work Letter.

          (d) Except for the Initial Installations to be constructed pursuant to this Work Letter, Tenant accepts the Premises in its “as is” condition and acknowledges that it has had an opportunity to inspect the Premises prior to signing the Lease.

     2. Preparation of Plans and Construction Schedule and Procedures. Tenant, at Tenant’s sole cost and expense, shall arrange for the preparation of the Proposed Plans and Final Plans and the Landlord shall arrange for the construction of the Initial Installations in accordance with the following schedule:

     (a) Within thirty (30) days following the Effective Date of the Lease, Tenant shall cause the architect selected by Tenant (the “Architect”) to prepare and deliver to Tenant for Landlord's and Tenant's approval, the following proposed drawings, which drawings shall be in substantially final form and in sufficient detail (each individually or collectively, the “Proposed Plans”) for the Initial Installations Tenant desires to have completed in the Premises:

          (i) Architectural drawings (consisting of demolition plans, floor construction plan, elevation plan, ceiling lighting and layout, power, and telephone plan);

          (ii) Mechanical drawings (consisting of HVAC, sprinkler, electrical, telephone, and plumbing);

          (iii) Finish schedule (consisting of wall finishes and floor finishes and miscellaneous details);

          (iv) Structural drawings, if necessary;

          (v) Structural calculations, design and construction specifications with respect to the hanging conference room wall that Tenant desires to have installed on the Premises; and

          (vi) Such other information as may be necessary or advisable to allow for the construction of the Initial Installations.

     (b) The Proposed Plans and all necessary mechanical, electrical and structural drawings shall be prepared by the Architect (and mechanical, electrical and structural engineers chosen by Tenant and approved by Landlord), each at Tenants sole cost and expense, except as otherwise provided in this Work Letter.

     (c) Landlord shall, within 10 days after receipt of the Proposed Plans, advise Tenant of any reasonable changes or corrections which Landlord requests. Tenant shall cause Architect to revise the Proposed Plans as changed or corrected by Landlord and resubmit the revised Proposed Plans to Landlord. Landlord shall, within 5 days after receipt of Architect's revised Proposed Plans, advise Tenant of any additional reasonable changes which Landlord requests. If Landlord disapproves the revised Proposed Plans specifying the reason therefore, Tenant shall, to the extent such proposed changes are reasonable, within 10 days of receipt of Landlord’s required changes, cause Architect to revise the Proposed Plans and resubmit them to Landlord. Landlord shall, again within 5 days after receipt of Architect's revised Proposed Plans, advise Tenant of further changes, if any, required for Landlord’s approval. This process shall continue until Landlord has approved the revised Proposed Plans. Notwithstanding anything to the contrary contained in the immediately preceding sentence, “Final Plans” shall mean the Proposed Plans, as revised, which have been approved by Landlord and Tenant in writing. Landlord agrees not to withhold or deny its approval unreasonably.

     (d) Landlord shall not be required to perform, and Tenant shall not request, work which would (i) require changes to structural components of the Building (except as expressly permitted hereby) or the exterior design of the Building, (ii) require any material modification to the Building systems or other Building installations outside the Premises, (iii) not comply with all applicable laws, or (iv) be incompatible with either the certificate of occupancy issued for the Building or affect the value or appearance of the Building or the Building's status as a first-class office building. Any changes required by any governmental authority affecting the construction of the Initial Installation shall be performed by Landlord, and paid for in accordance with the provisions of this Lease governing Tenant Improvement Allowance Reimbursement, and shall not be deemed to be a violation of the Final Plans or of any provision of this Work Letter, and shall be deemed automatically accepted and approved by Tenant. Landlord shall give notice to Tenant of any change in the Final Plans required by any Governmental Authority promptly after Landlord receives notice thereof

     (e) Neither the preparation of the Proposed Plans and resulting Final Plans by Architect, nor the review or approval by Landlord of the Proposed Plans and resulting Final Plans shall constitute a representation or warranty by Landlord that such plans either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable laws and any insurance requirements; it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance. Tenant shall not make any changes in the Final Plans without Landlord's prior written approval, which shall not be unreasonably withheld or delayed; provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes adversely affecting the certificate of occupancy issued for the Building or Premises or the Building's structure, systems (including Intrabuilding Network Telephone Cable), equipment, appearance or value.

     (f) As soon as reasonably possible following Landlord’s and Tenant’s approval of the Final Plans, Landlord shall identify two (2) general contractors mutually acceptable to Landlord and Tenant and Landlord shall obtain bids and estimated timelines for the construction of the Initial Installation from such general contractors, for review by Landlord and Tenant. Subject to the cost and timelines set forth in the bids, Tenant may notify Landlord that it wishes to revise the approved Final Plans to affect modifications in cost or timeline, and in that case Tenant shall submit revised Proposed Plans to Landlord to be reviewed and finalized in accordance with Sections 1(a) – (c). After review of the bids submitted with respect to the Final Plans, the parties shall mutually agree upon an acceptable general contractor to be hired by Landlord to build the Initial Installations indicated on the Final Plans as soon thereafter as reasonably possible but in any event prior to the Commencement Date, consistent with industry custom and procedure. Landlord shall, through the general contractor, require the Initial Installation to meet customary standards of completeness, suitability and compliance. Subject to the terms outlined in Paragraph 5Aiii , Landlord shall, at its expense, install the Initial Improvements (in an amount not to exceed one dollar ($1.00) per rentable square foot of the Premises (up to $23,946.00 ) (the “Tenant Improvement Allowance”)) specified in the Final Plan, respectively ("Landlord's Work"). Tenant shall have the right, but not the obligation, to utilize some or all of the Tenant Improvement Allowance in connection with the Initial Installation or any future Alterations permitted under the Lease. Landlord shall not be obligated to provide any improvements other than Landlord's Work. Tenant shall pay, not later than the completion of the Initial Installation or ten (10) business days after Tenant's receipt of an invoice, for the cost of all Initial Installation requested by Tenant and approved and/or installed by Landlord which exceeds the Tenant Improvement Allowance. Notwithstanding anything contained herein to the contrary, Landlord’s Work shall not include installing interior Cable to the workstations, which shall be performed by Tenant’s contractor at Tenant’s sole cost and expense. Landlord shall be responsible for obtaining all permits and governmental inspections and approvals determined by Landlord to be necessary in connection with the Initial Installation.

     (g) Any material revisions by Tenant of the Final Plans, Tenant's refusal to approve comparable (in quality and price) materials, finishes or installations proposed by Landlord in lieu of materials, finishes or installations requested by Tenant that are not readily available when required to be installed or any failure by Tenant to comply with the dates and time limits in this Work Letter, shall constitute “Tenant Delays”. Landlord’s failure to conduct its responsibilities in this Work Letter in accordance with the dates and time limits in this Work Letter shall constitute “Landlord Delays”. In addition, Landlord shall have the right to stop construction if Tenant fails to pay such sums or otherwise materially defaults in the performance of its obligations under the Lease or this Work Letter, and all such periods in which work has stopped or been suspended shall constitute Tenant Delays. If Tenant requests changes to the approved Final Plans, any delays reasonably caused thereby in Substantially Completing construction of the Initial Installations caused thereby shall also constitute Tenant Delays. Notwithstanding anything to the contrary, neither party shall have any liability hereunder in case of an event of force majeure, as set forth in Paragraph 49.N. of the Lease.

     3. Change Orders. If Tenant requests any changes to the Final Plans, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not adversely affect the Base Building or the Building’s structure, systems (including Intrabuilding Network Telephone Cable), equipment, appearance or value. Such changes shall be set forth in a Change Order which must be approved in writing by Landlord and Tenant. If such changes as set forth in an approved Change Order increase the cost of constructing the Initial Installations shown on the Final Plans, Tenant shall bear such costs, which shall be reimbursed to Landlord in accordance with the terms and conditions of Paragraph 5.A.(iii) of the Lease for Tenant Improvement Allowance Reimbursement. If the actual increased costs for changes set forth in an approved Change Order are greater than the estimated increased costs, Tenant shall bear such costs, which shall be reimbursed to Landlord in accordance with the terms and conditions of Paragraph 5.A.(iii) of the Lease for Tenant Improvement Allowance Reimbursement. If the Change Order requires costs to be paid by Tenant, the costs charged by Landlord to Tenant with respect to such Change Order shall be equal to the sum of (a) the amount of money Landlord has to pay to cause the Initial Installations, as reflected by revised Final Plans, to be constructed above the costs that Landlord would have had to pay to cause the Initial Installations to be constructed if no changes had been made to the Final Plans (“Differential”), and (b) any cancellation fees, reshipping charges or any other similar costs incurred by Landlord in connection therewith. If such changes as set forth in an approved Change Order delay Landlord’s completion of the work shown on the Final Plans, then such delay shall constitute a Tenant Delay. Any other actions of Tenant, or inaction by Tenant, which delays Landlord in completing the Initial Installations shown on such Final Plans shall also constitute a Tenant Delay. Whenever possible and practical, Landlord will utilize, for the construction of the Initial Installations, the items and materials designated in the Final Plans; provided, however, that whenever Landlord reasonably determines in its judgment that it is not practical or efficient to use such materials, Landlord shall have the right to substitute comparable (in terms of quality and cost) items and materials with the prior written approval of Tenant (or of better quality if no such comparable item exists or is readily obtainable, provided that if the cost of such better quality items or materials is materially greater than that of the designated materials, Tenant’s prior written approval shall be required); at no time shall Tenant be required to accept an inferior substitute because of the unavailability of the item specified). If Tenant refuses to grant such consent for a comparable item or material or a better quality item or material of substantially the same cost, and Landlord is reasonably delayed in causing the Premises, or any part thereof, to be Substantially Complete because of Tenant’s failure to permit the substitution of comparable items and materials (or of similarly priced better quality if no such comparable item exists or is readily available), such delay shall constitute Tenant Delays.

     4. Entry by Tenant and Its Agents; Designation of Tenant’s Construction Agent.

          (a) Subject to the terms of the Lease (with an effective date of February 24, 2012), Tenant, its personnel and Tenant Related Parties has and shall continue to have the right to enter, occupy and utilize the Existing Space), subject to the reduction in space set forth in Paragraph 1 of this amendment . Except as hereinafter expressly provided, no Tenant Related Parties shall enter any portion of the Premises other than the Existing Space (such other portion being referred to herein as the “Additional Space”) during the performance of Landlord’s Work. Tenant hereby designates Michael Yamada as its authorized agent (“Tenant’s Construction Agent”) for the purpose of submitting to Landlord and authorizing any Change Orders and for the purpose of consulting with Landlord as to any and all aspects of Landlord’s Work. Tenant’s Construction Agent shall have the right to inspect the Premises during the course of Landlord’s Work provided Tenant’s Construction Agent shall coordinate such inspection with Landlord and/or its contractor in advance.

          (b) Landlord shall allow Tenant to have access to the Additional Space (i) at the commencement of construction of the Landlord’s Work for purposes of due diligence and installing Cabling (including data racks for terminating the wires to the patch panels) and security systems, and (ii) upon the Effective Date of the Lease with respect to portions of the Additional Space not occupied by other tenants (and upon the date of vacation of such other tenants with respect to portions of the Additional Space occupied by other tenants)in order to install fixtures, furnishings and equipment and to otherwise prepare the Premises for occupancy, subject to and in compliance with Section 4 d of the Lease, which right shall expressly exclude making any structural modifications. Except as expressly permitted herein, in no event shall Tenant, its employees, designers, contractors and workmen enter the Additional Space prior to the Commencement Date unless and until such entry has been expressly authorized by Landlord or Landlord’s Agent (Todd Squellati or Kevin Booker). During any such entry prior to the Commencement Date (a) Tenant shall comply with all terms and conditions of this Lease as if the Commencement Date shall have occurred other than the obligation to pay Rent, (b) Tenant shall not interfere with Landlord’s completion of the Landlord’s Work, (c) Tenant shall cause its personnel and contractors (“Tenant Related Parties”) to comply with any terms and conditions that Landlord or Landlord’s contractor may reasonably impose and (d) Tenant shall not begin operation of its business in the Additional Space. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant. Tenant hereby assumes the entire risk of damage of, or injury to, any of Tenant’s furniture, furniture systems or equipment installed or placed in any portion of the Additional Space by Tenant prior to the Commencement Date.

          (c) If Tenant shall enter upon the Additional Space prior to the completion of Landlord’s Work, Tenant shall indemnify and save Landlord harmless from and against any and all Losses arising from or claimed to arise as a result of (i) any act, neglect or failure to act of Tenant or anyone entering the Additional Space with Tenant’s permission, or (ii) any other reason whatsoever arising out of Tenant’s entry upon the Additional Space.

     5. Substantial Completion. The term “Substantial Completion” means that Landlord has substantially completed Landlord’s Work, as reasonably determined by the Architect. Landlord’s Work shall be deemed complete, notwithstanding the fact that minor details of construction, mechanical adjustments or decoration which do not materially interfere with Tenant’s use of the Premises remain to be performed (items normally referred to as “punch-list” items). The Premises shall be deemed Substantially Complete even though certain other portions of the Building, which do not interfere with Tenant’s efficient conduct of its business, have not been fully completed, and even though Tenant’s furniture, furniture systems, telephones, telecopiers, photocopy machines, computers and other business machines or equipment, and telephone and data cabling have not been installed, the purchase and installation of which shall be Tenant’s sole responsibility. Subject to the correction by Landlord of any punch-list items, Tenant shall be obligated to accept the Premises at such time as the Premises are Substantially Complete. Landlord and Tenant, within thirty (30) days after Landlord tenders possession of the Premises to Tenant, shall jointly prepare a punch-list of items not completed and Landlord agrees to proceed with reasonable due diligence to perform its obligations regarding such items to be completed within thirty (30) days after the parties finalize the punch-list or as soon thereafter as is reasonable practical.

     6. Miscellaneous.

          (a) Tenant agrees that, in connection with the Initial Installations and its use of the Premises prior to the Commencement Date, Tenant shall have those duties and obligations with respect thereto that it has pursuant to the Lease as if the Commencement Date shall have occurred other than the obligation to pay Base Rent and Tenant’s Pro Rata Share of Expenses and Taxes, and further agrees that Landlord shall not be liable in any way for injury, loss, or damage which may occur to any of the Initial Installations or other installations made in the Premises, or to any personal property placed therein, the same being at Tenant’s sole risk.

          (b) Except as expressly set forth in this Work Letter and in the Lease, Landlord has no other agreement with Tenant and Landlord has no other obligation to do any other work or pay any amounts with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

          (c) This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the initial Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

          (d) The failure by Tenant to pay any monies due Landlord pursuant to this Work Letter within the time period herein stated shall be deemed a Default under the terms of the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of Rent and Landlord, may, if it so elects, discontinue construction of the Initial Installations until all such sums are paid and Tenant has otherwise cured such Default. All late payments shall bear interest pursuant to Section 6 of the Lease.

          (e) If the date of Substantial Completion is delayed by reason of Tenant Delay, the Premises shall be deemed Substantially Completed for the purposes of determining the Commencement Date as of the date that the Premises would have been Substantially Completed but for such Tenant Delay, provided that in no event shall the Commencement Date be earlier than the Estimated Commencement Date set forth in Paragraph 2 of this amendment nor shall the expiration date of the Lease be extended beyond January 31, 2016. In addition, Tenant shall pay to Landlord a sum equal to any additional cost to Landlord in completing the Initial Installations resulting from any Tenant Delay which causes the Commencement Date to be more than thirty (30) days later than the Estimated Commencement Date, and Landlord shall pay to Tenant a sum equal to the Rent, pro-rated on a day-to-day basis, for any Landlord Delay which causes the Commencement Date to be more than thirty (30) days later than the Estimated Commencement Date.

     7. Definitions. For purposes of this Work Letter, the term “Governmental Authority or Authorities” shall mean The United States of America, the City of Menlo Park, County of San Mateo , or State of California , or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the real property.

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